EXHIBIT 99.1

CHARYS’ AEON TECHNOLOGIES SUBSIDIARY AWARDED
$2 MILLION DIGITAL RADIO NETWORK CONTRACT

ATLANTA—(March 5, 2007)—Charys Holding Company, Inc. (“Charys”) (OTC Bulletin Board: CHYS), a leader in wireless communications and data infrastructure and in remediation and reconstruction, today announced that its wholly owned subsidiary, Aeon Technologies, Inc. (“Aeon”), has been awarded a contract for the installation and testing of a terrestrial repeater system.

Awarded from one of the nation’s leading broadband entertainment providers, this contract calls for full turn-key installation, including quality assurance testing and network turn-up services for over 100 sites in a nation-wide project.  The terrestrial repeater system will allow for the uplink and re-transmittal of signals, often on different frequencies, to destination locations.  It can also greatly enhance the performance of a wireless network by allowing communications over distances much greater than would be possible without it.  The estimated value of this contract is in excess of $2 million.

Wade Clark, President of Aeon, noted, “This is an exciting new step into our future.  As advances are made in communications, our ability to meet our customers’ needs continues to exceed expectations.  This contract is a great acknowledgement of our commitment to our customer quality demands as a trusted leader in the wireless communication market.”

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon Charys’ current expectations and speak only as of the date hereof.  Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions.  Charys’ Annual Report on Form 10-KSB, recent and forthcoming Quarterly Reports on Form 10-QSB, recent Current Reports on Form 8-K and other SEC filings discuss some of the important risk factors that may affect Charys’ business, results of operations and financial condition.  Management undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

About Charys Holding Company, Inc.

Headquartered in Atlanta, Georgia, Charys is a publicly traded company focusing on two primary business lines; (i) remediation and reconstruction, and (ii) wireless communications and data infrastructure.

Contact:

Charys Holding Company, Inc.
Main Phone: 678-443-2300
Fax: 678-443-2320
irdept@charys.com

or

Corporate Evolutions, Inc.
Investor Relations:

Fred Lande, 516-482-6565
Fax: 516-482-6099

info@corporateevolutions.com